UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 30, 2014

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 Shaffer parkway, suite 5, littleton, colorado 80127

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operation and Financial Condition

On October 30, 2014, the registrant provided its unaudited financial results and highlights for the third quarter ended September 30, 2014.     The registrant’s unaudited financial statements, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Summary of Third Quarter 2014 Financial Results

We reported a net loss of $4.9 million or $0.06 per share for the three months ended September 30, 2014.  This includes an unrealized $3.8 million mark-to-market loss on our investment in Midas Gold Corp. (“Midas”). During the three months ended September 30, 2013, we reported net loss of $3.0 million, or $0.04 per share. The 2013 results included a $4.5 million unrealized gain on our investment in Midas, and a $3.5 million impairment charge related to mill equipment held for sale.

Expenditures for exploration and property holding costs, principally at our Mt Todd gold project, totaled $0.8 million for the three months ended September 30, 2014, down from $2.2 million for the same period in 2013.  The 2014 costs are net of a $0.2 million non-cash stock-based compensation cost recovery related to the expiry of certain restricted stock units.  Several cost cutting measures were introduced at our Mt Todd gold project during the latter half of 2013, but were not fully in effect for the three months ended September 30, 2013.

Corporate general and administrative costs totaled $0.1 million for the three months ended September 30, 2014, down from $1.1 million for the same period in 2013. The 2014 costs are net of a $0.7 million non-cash stock-based compensation cost recovery related to the expiry of certain restricted stock units.  Corporate cost reduction measures had also been introduced during the latter half of 2013, but were not fully in effect for the three months ended September 30, 2013.

Our working capital at September 30, 2014 totaled approximately $11.1 million, including cash of approximately $5.3 million. The Company has no debt.

Frederick H. Earnest, President and Chief Executive Officer, commented, “We continue to focus on the things that we can influence: cost control, permitting and advancing the Mt Todd gold project toward shovel-ready status. I am pleased to report that we are making good progress in all of these areas. Our costs continue to trend downward.  The Government of the Northern Territory’s participation in water remediation and discharge at Mt Todd mitigates some of the risk that we will incur material unexpected environmental expenditures through 2015.  The recent successful completion of the Environmental Impact Statement (EIS) approval process marks the end of more than three years of work and expenditures.  This important step toward our goal of making the Mt Todd gold project a shovel-ready project has reduced the risks associated with the development of the project.”

To review the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

Management Conference Call

A conference call with management to review our financial results for the fiscal three months ended September 30, 2014 and to discuss corporate and project activities is scheduled for Tuesday, November 4, 2014 at 2:30 p.m. MST.

Toll-free in North America: 1-866-233-5249

International:  416-642-3300

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/webcast/vistagold/2014/1104/

This call will be archived and available at www.vistagold.com after November 4, 2014.  Audio replay will be available for 21 days by calling toll-free in North America:  1-866-245-6755, passcode 253759.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager – Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

All dollar amounts in this press release are U.S. dollars.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On October 30, 2014, the Registrant issued a press release providing its unaudited financial results and highlights for the third quarter ended September 30, 2014.    A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1Press Release dated  October 30, 2014*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)
Dated: November 3, 2014	By: /s/John F. Engele John F. Engele Chief Financial Officer